Exhibit 99.1

Viking Therapeutics Completes Safety, Tolerability and Pharmacokinetic

Study of VK5211, a Selective Androgen Receptor Modulator (SARM), in

Healthy Elderly Subjects

Positive Results Pave Way for Advancing VK5211 into Phase 2 Trial in Hip Fracture Patients

SAN DIEGO, CA – October 20, 2015 – Viking Therapeutics, Inc. (“Viking”) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders, today announced the successful completion of a short-term safety, tolerability, and pharmacokinetic study of VK5211 in healthy elderly subjects. VK5211, the company’s lead program for muscle and bone disorders, is an orally available, non-steroidal selective androgen receptor modulator (SARM) being developed for the treatment of patients recovering from non-elective hip fracture surgery. Viking plans to begin dosing hip fracture patients in a Phase 2 efficacy trial of VK5211 in the fourth quarter of 2015.

The completed study was conducted to evaluate the safety, tolerability and pharmacokinetics of VK5211 in elderly subjects, which the company believes is potentially representative of the hip fracture population. The results of this study showed VK5211 to be safe and well tolerated at all doses evaluated. No serious adverse events were observed and all subjects received all scheduled doses. In addition, VK5211 demonstrated pharmacokinetic properties similar to those previously reported in younger subjects.

Viking is proceeding with plans to initiate its previously-announced randomized, double-blind, parallel group, placebo-controlled Phase 2 study to evaluate the efficacy, safety and tolerability of VK5211 in patients recovering from hip fracture surgery. Approximately 120 patients will be enrolled in this study, with the primary objective of determining the effects of VK5211 on lean body mass after 12 weeks of treatment. Secondary and exploratory objectives include assessments of functional performance, quality-of-life, and activities of daily living, as well as safety, tolerability and pharmacokinetic assessments.

“We are pleased to have successfully completed this important portion of our VK5211 clinical development program, which confirms prior data from healthy young men and allows us to move rapidly into our planned Phase 2 hip fracture trial,” said Brian Lian, Ph.D., chief executive officer of Viking Therapeutics. “We look forward to enrolling the first patient in this study this quarter. In addition, we continue to make exciting progress with our other pipeline programs in lipid disorders and orphan diseases.”

About VK5211

VK5211 is an orally available, non-steroidal selective androgen receptor modulator (SARM) entering Phase 2 development for the treatment of patients recovering from non-elective hip fracture surgery. VK5211 belongs to a family of novel orally available, non-steroidal SARM compounds based on tissue-specific gene expression and other functional, cell-based technologies. Viking believes that VK5211 has the potential to produce the therapeutic benefits of testosterone with improved safety, tolerability and patient acceptance due to a tissue-selective mechanism of action and an oral route of administration. In Phase 1 clinical trials, VK5211 demonstrated statistically significant increases in lean body mass among treated subjects following 21 days of treatment. In a pre-clinical model of osteoporosis, VK5211 demonstrated improvements in bone mineral density, bone mineral content, bone strength, and other measures.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders. The company’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives. Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated. The company’s clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, entering Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, VK2809, a small molecule thyroid beta agonist entering Phase 2 development for hypercholesterolemia and fatty liver disease, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes. Viking is also developing novel and selective agonists of the thyroid beta receptor for adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.

Forward Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, including statements about Viking’s expectations regarding its development activities, timelines and milestones, as well as VK5211’s potential to produce therapeutic benefits. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking’s product candidate development activities and clinical trials; and risks regarding regulatory requirements, among others. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements.

Contacts:

Viking Therapeutics, Inc.

Brian Lian, President and CEO

blian@vikingtherapeutics.com

858-704-4660

Vida Strategic Partners

Stephanie Diaz (Investors)

sdiaz@vidasp.com

415-675-7401

Tim Brons (Media)

tbrons@vidasp.com

(646) 319-8981